TerreStar Announces Launch Date

Reston, VA - June 16, 2009 – TerreStar Networks Inc. (TerreStar), a majority owned subsidiary of TerreStar Corporation (TSTR), today announced that the launch of TerreStar-1 has been scheduled for July 1, 2009.  TerreStar, after consultation with our vendors, has concluded its analysis of an on-orbit anomaly that occurred recently on another operator’s satellite and believes that occurrence has no bearing on the flight worthiness of TerreStar-1. Arianespace, TerreStar-1’s launch services provider, has agreed to this launch date.

“We have conducted extensive analysis and our vendors have also conducted exhaustive testing and analysis.  As a result, we believe TerreStar-1 is ready to launch,” Dennis Matheson, CTO of TerreStar said.

“We are pleased that our process has validated TerreStar-1’s flight worthiness. Today’s announcement means we are that much closer to bringing the next generation of mobile communications to North America,” said Jeffrey Epstein, President of TerreStar.

Final authorization of the updated launch date is subject to FCC approval of a new launch milestone. No change to the August 30 FCC/Industry Canada operational milestone is necessary.

Arianespace has established a two hour launch window that will open at 16:14 GMT on July 1, 2009.

An updated countdown clock is available at www.terrestar.com.

About TerreStar Corporation

TerreStar Corporation is the controlling shareholder of TerreStar Networks Inc. and TerreStar Global Ltd. For additional information on TerreStar Corporation, please visit the company's website at www.terrestarcorp.com.

About TerreStar Networks Inc.

TerreStar Networks (www.terrestar.com), a majority owned subsidiary of TerreStar Corporation (NASDAQ: TSTR), plans to offer a reliable and secure satellite terrestrial mobile broadband network that will provide voice, data and video services dedicated to helping solve the critical communication and business continuity challenges faced by government, emergency responders, enterprise businesses and rural communities.   TerreStar expects to offer next generation mobile communications through a network of partners and service providers to users who need “anywhere” coverage throughout the United States and Canada.

Statement under the Private Securities Litigation Reform Act:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of TerreStar Corporation, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. We assume no obligation to update or supplement such forward-looking statements.

Media Contact:
Kelly Adams, TerreStar Networks
703.483.7966
UKelly.Adams@terrestar.com